Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Tom Gariepy	Investor Relations
Corporate Communications	Priscilla Brown
Delaware Investments	Lincoln Financial Group
215-255-1495	215-448-1422

Delaware Investments Announces Management Buyout of
Its International Asset Management Group
Delaware Investments Will Retain the New Group As Subadvisors

PHILADELPHIA, PA, May 5, 2004 — Delaware Investments, the asset management arm of Lincoln Financial Group (NYSE:LNC), announced today that it has entered into a management buyout agreement to sell its London-based international investment management unit, Delaware International Advisers Ltd. (DIAL), and certain affiliates to Atlantic Value Partners (No. 3) Limited, a newly formed company associated with certain members of DIAL’s management and Hellman & Friedman LLC, a private equity firm.

The buyer is paying Delaware $172 million in cash and will provide relief of certain obligations valued at approximately $27 million as of April 30, 2004. Lincoln will use the proceeds of the sale for general corporate purposes.

The newly formed company will continue to focus on DIAL’s value philosophy of asset management and will be recommended to continue a subadvisory relationship with Delaware and Lincoln. The subadvisory arrangements with Delaware and Lincoln mutual funds are subject to the approval of their respective Boards and shareholders.

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Delaware is expected to recognize an after-tax gain of approximately $46 million from this transaction. DIAL contributed approximately $3.5 million to Delaware’s first quarter earnings.

The closing of the transaction is subject to a number of customary conditions. Upon closing, it is expected that approximately $19 billion in institutional assets managed in a variety of international styles will move with DIAL, which will change its name upon closing of the transaction and will continue to be based in London.

David Tilles, who is DIAL’s Managing Director and Chief Investment Officer, will lead the new firm, with approximately 90 London-based employees. A group of 14 Philadelphia-based Delaware employees have been providing services to DIAL. The buyer has agreed to offer all of them positions based in the Philadelphia area.

“This management buyout ensures that the relationship of our institutional clients whose assets are managed in international styles will not be disrupted,” said Delaware CEO Jude T. Driscoll. “And, through subadvisory arrangements, we look forward to maintaining an ongoing relationship with those managers.”

Delaware Investments is a diversified asset management organization that had assets under management in excess of $110 billion as of March 31, 2004. Delaware Investments provides investment products and services to individual investors through a broad line of mutual funds, managed accounts, retirement plan services, college savings plans and other investment products; and to institutional investors, primarily private and public pension funds, foundations, endowment funds, banks and insurance companies.

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Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in Philadelphia, Lincoln Financial Group has consolidated assets of nearly $110 billion and had consolidated revenues of nearly $5.3 billion in 2003. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) and 403(b) plans, 529 college savings plans, mutual funds, managed accounts, institutional investment and financial planning and advisory services.